Exhibit 16
                                                  __________

                Alliance Municipal Trust -
        General, New York, California, Connecticut
New Jersey, Virginia, Florida and Massachusetts Portfolios
              Hypothetical Yield Computation


         1.   Add last seven days of dividends.

                                   Hypothetical
                   Date           Daily Dividend

                 XX/YY/97           a
                 XX/YY/97           b
                 XX/YY/97           c
                 XX/YY/97           d
                 XX/YY/97           e
                 XX/YY/97           f
                 XX/YY/97           g
                 Total:             h

         2. Divide total of last 7 days of dividend by 7 to get average daily dividend.

              h divided by 7 = i

         3. Take average daily dividend and multiply by 365 to get 7-day yield.

              i multiplied by 365 = A.AA%

         4. Take 7-day yield and compound over a 365-day period to obtain effective yield.

              ((A.AA% divided by 365)+1) compounded by 365 = B.BB%





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                Alliance Municipal Trust -
        General, New York, California, Connecticut
New Jersey, Virginia, Florida and Massachusetts Portfolios
              Hypothetical  Yield Computation


         1. Divide that portion of the yield (determined as set forth above) of the Portfolio that is tax-exempt by one minus the applicable income tax rate and add that quotient to that portion, if any, of the yield that is not tax-exempt:

              ((RR.RR% x A.AA%) divided by (1 - TT.TT%)) +
              (A.AA% - (RR.RR% x A.AA%))

         2. Tax-equivalent effective yield is determined using the same formula above, except that the effective yield (determined as set forth above) is inserted:

              ((RR.RR% x B.BB%) divided by (1 - TT.TT%)) +
              (B.BB% - (RR.RR% x B.BB%))




00250185.AI5